Exhibit 99.1

Airgas Reports Fiscal 2015 Fourth Quarter and Full Year Earnings

  Full year diluted EPS of $4.85, up 3% over prior year adjusted diluted EPS* and up 4% over prior year diluted EPS
  Fourth quarter diluted EPS of $1.15, compared to prior year adjusted diluted EPS* of $1.15 and diluted EPS of $1.17
  Fourth quarter organic sales up 2% over prior year, with gas & rent up 2% and hardgoods up 2%
  Full year free cash flow* of $309 million on adjusted cash from operations* of $752 million
  Fiscal 2016 diluted EPS guidance of $4.85 to $5.15, with midpoint representing approximately 3% growth over fiscal 2015 diluted EPS

RADNOR, Pa.--(BUSINESS WIRE)--April 30, 2015--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings results for its fourth quarter and full year ended March 31, 2015. Results for the fourth quarter reflect challenges associated with the significant and rapid decline in oil prices, the impact of the strong dollar and poor weather conditions throughout much of the U.S.

“For the year, we delivered strong free cash flow* of $309 million on adjusted cash from operations* of $752 million while continuing to grow earnings in a challenging environment,” said Airgas President and Chief Executive Officer Michael L. Molinini.

Fourth Quarter Results

	Fourth Quarter
	FY2015	FY2014	% Change
Earnings per diluted share (GAAP)	$1.15	$1.17	-2%
State income tax benefits	-	(0.02)
Adjusted earnings per diluted share (non-GAAP)	$1.15	$1.15	0%

“During the quarter, we experienced greater than anticipated declines in year-over-year sales growth rates in our Energy & Chemicals and Manufacturing customer segments reflecting the impact of the significant and rapid decline in oil prices and the impact of the strong dollar on manufacturers that export, as well as challenging weather conditions throughout much of the country. As we announced on March 20, we expected these sales challenges to slow year-over-year organic growth for our fourth quarter to a range of 1% to 2% resulting in diluted EPS in a range of $1.13 to $1.16, and that is where we landed,” Molinini added. “We remain committed to delivering long-term growth and value through leveraging our industry leading platform as well as our broad product and service offering. In addition, we will continue to look hard at our operating costs and more tightly manage capital expenditures until sustained growth levels return.”

Fourth quarter earnings per diluted share were $1.15, down 2% compared to prior year earnings per diluted share of $1.17 and flat compared to prior year adjusted earnings per diluted share* of $1.15.

Fourth quarter sales were $1.3 billion, an increase of 3% over the prior year. Organic sales in the quarter were up 2% over the prior year, with gas and rent up 2% and hardgoods up 2%. Distribution segment organic sales in the quarter were up 1% compared to prior year, with gas and rent flat and hardgoods up 2%. Acquisitions contributed sales growth of 1% in the quarter on a consolidated basis and in the Distribution segment.

Selling, distribution, and administrative expenses increased 4% over the prior year with operating costs associated with acquired businesses representing approximately 1% of the increase. The balance of the increase reflects normal expense inflation, as well as expenses associated with the Company’s investments in long-term strategic growth initiatives, including its e-Business platform and continued expansion of its telesales business through Airgas Total Access.

Fourth quarter operating margin was 11.3%, down 50 basis points compared to prior year operating margin of 11.8%. Distribution segment operating margin was 11.8% for the quarter, down 70 basis points compared to prior year. The decline in operating margins reflects the impact of rising operating costs and the Company’s continued investments in strategic long-term growth initiatives in the current low organic sales growth environment.

Full Year Results

	Full Year
	FY2015	FY2014	% Change
Earnings per diluted share (GAAP)	$4.85	$4.68	4%
Loss on the extinguishment of debt	-	0.08
State income tax benefits	-	(0.04)
Adjusted earnings per diluted share (non-GAAP)	$4.85	$4.72	3%

For the full year, earnings per diluted share were $4.85, an increase of 4% over prior year earnings per diluted share of $4.68 and an increase of 3% over prior year adjusted earnings per diluted share* of $4.72.

Full year sales were $5.3 billion, an increase of 5% over the prior year. Organic sales increased 3% over the prior year, with gas and rent up 3% and hardgoods up 4%, while acquisitions contributed sales growth of 2% for the year.

Full year free cash flow* was $309 million, compared to $441 million in the prior year, and adjusted cash from operations* was $752 million, compared to $776 million in the prior year. The decrease in free cash flow* in the current year was primarily driven by a year-over-year increase in capital expenditures, which reflected the Company’s investment in revenue-generating assets, including two air separation plants, an e-Business platform and a new hardgoods distribution center.

Return on capital* was 12.0% for the twelve months ended March 31, 2015, a decrease of 20 basis points from the prior year.

During fiscal year 2015, the Company acquired 14 businesses with aggregate annual sales of approximately $55 million.

Fiscal 2016 Guidance

“Like many others, we had expected the U.S. industrial economy to be much stronger by now. We are seeing an economy that is clearly weaker than it was in the December quarter, and the level of uncertainty in the marketplace makes it difficult for us to predict our near-term sales outlook. While we are encouraged by some bright spots, such as the increased activity of many of our construction customers, the overall sluggishness in the industrial economy tempers our near-term optimism,” said Airgas Executive Chairman Peter McCausland. “The low end of our fiscal 2016 guidance assumes a very modest uptick in growth rates as the year progresses, with average organic sales growth in the low single digits for the full year. The high end assumes a healthier acceleration in growth rates over the course of the year, with average organic sales growth in the mid single digits for the full year.” McCausland added, “We continue to believe the long-term growth prospects for the U.S. economy are strong and, with the recent investments we’ve made to improve our platform, systems and product and service offering, we have positioned Airgas for growth when the economy improves. Consistent with our demonstrated track record, we remain committed to delivering sustainable long-term value to our customers and shareholders.”

For the first quarter of fiscal year 2016, the Company expects earnings per diluted share in the range of $1.14 to $1.18, compared to prior year earnings per diluted share of $1.18. First quarter guidance includes a $0.03 per diluted share negative year-over-year impact from near term net cost pressure related to helium supply extension and diversification initiatives. The flat to slightly declining earnings per diluted share range also reflects the near term challenging sales environment and assumes a year-over-year organic sales growth rate in the low single digits.

For the full fiscal year 2016, the Company expects earnings per diluted share in the range of $4.85 to $5.15, reflecting a flat to 6% increase over prior year earnings per diluted share. Full year guidance includes a $0.00 to $0.14 per diluted share negative year-over-year impact from variable compensation reset following a below-budget year as well as a $0.06 to $0.09 per diluted share negative year-over-year impact from near term net cost pressure related to helium supply extension and diversification initiatives. Full year guidance assumes a year-over-year organic sales growth rate in the low to mid single digits.

The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Thursday, April 30. The teleconference will be available by calling 888-318-7470 (U.S./Canada) or 719-457-2702 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through May 28 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 7. To listen, call 888-203-1112 (U.S./Canada) or 719-457-0820 (International) and enter passcode 7770262.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation's leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. Approximately 17,000 associates work in more than 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectations regarding our fiscal 2016 first quarter and full fiscal year 2016 organic sales growth and earnings per diluted share; our management of capital expenditures; our expectation that lower energy costs will be beneficial to us over time; and our intent to continue to invest in its strategic initiatives to promote long-term growth. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the impact from the decline in oil prices on our customers; adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions and uncertainty in the energy sector; the impact of the strong dollar on our manufacturer customers that export; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases; EPA rulings and the impact in the marketplace of U.S. compliance with the Montreal Protocol as related to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); our ability to successfully build, complete in a timely manner and operate our new facilities; higher than expected expenses associated with the expansion of our telesales business, e-Business platform, the adjustment of our regional management structures, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the overall U.S. industrial economy; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2014 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net sales	$1,301,723	$1,267,830	$5,304,885	$5,072,537

Costs and expenses:
Cost of products sold (excluding depreciation)	583,002	571,349	2,355,875	2,247,574
Selling, distribution and administrative expenses	487,177	468,506	1,978,674	1,889,123
Depreciation	76,359	70,039	297,710	275,461
Amortization	7,655	7,704	31,348	29,845
Total costs and expenses	1,154,193	1,117,598	4,663,607	4,442,003

Operating income	147,530	150,232	641,278	630,534

Interest expense, net	(13,858)	(16,023)	(62,232)	(73,698)
Loss on the extinguishment of debt (a)	-	-	-	(9,150)
Other income, net	3,363	340	5,075	4,219

Earnings before income taxes	137,035	134,549	584,121	551,905

Income taxes (b)	(49,312)	(46,192)	(216,035)	(201,121)

Net earnings	$87,723	$88,357	$368,086	$350,784

Net earnings per common share:

Basic earnings per share	$1.17	$1.19	$4.93	$4.76

Diluted earnings per share	$1.15	$1.17	$4.85	$4.68

Weighted average shares outstanding:
Basic	75,215	73,975	74,702	73,623
Diluted	76,289	75,239	75,851	74,910

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2015	2014

ASSETS
Cash	$50,724	$69,561
Trade receivables, net	708,227	701,060
Inventories, net	474,070	478,149
Deferred income tax asset, net	58,072	57,961
Prepaid expenses and other current assets	124,591	92,356
TOTAL CURRENT ASSETS	1,415,684	1,399,087

Plant and equipment, net	2,951,766	2,802,415
Goodwill	1,313,644	1,289,896
Other intangible assets, net	244,519	258,836
Other non-current assets	47,997	43,080
TOTAL ASSETS	$5,973,610	$5,793,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$206,187	$196,911
Accrued expenses and other current liabilities	346,879	345,676
Short-term debt	325,871	387,866
Current portion of long-term debt	250,110	400,322
TOTAL CURRENT LIABILITIES	1,129,047	1,330,775

Long-term debt, excluding current portion	1,748,662	1,706,774
Deferred income tax liability, net	854,574	825,897
Other non-current liabilities	89,741	89,219
Stockholders’ equity	2,151,586	1,840,649
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,973,610	$5,793,314

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended
	March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$368,086	$350,784
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	297,710	275,461
Amortization	31,348	29,845
Deferred income taxes	32,841	(6,869)
Gain on sales of plant and equipment	(3,137)	(1,264)
Stock-based compensation expense	30,027	28,961
Loss on the extinguishment of debt (a)	-	9,150

Changes in assets and liabilities, excluding effects of business acquisitions:
Trade receivables, net	(925)	20,030
Inventories, net	5,091	2,291
Prepaid expenses and other current assets	(31,935)	41,408
Accounts payable, trade	4,954	4,732
Accrued expenses and other current liabilities	(3,377)	(4,463)
Other, net	(12,646)	(5,206)
Net cash provided by operating activities	718,037	744,860

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(468,789)	(354,587)
Proceeds from sales of fixed assets	23,083	15,483
Business acquisitions and holdback settlements	(51,382)	(203,529)
Other, net	325	(951)
Net cash used in investing activities	(496,763)	(543,584)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term debt (c)	(62,776)	387,352
Proceeds from borrowings of long-term debt (c)	317,423	135,861
Repayment of long-term debt (a) (c)	(415,907)	(636,587)
Financing costs	(5,445)	-
Premium paid on call of senior subordinated notes (a)	-	(7,676)
Purchase of treasury stock	-	(8,127)
Proceeds from the exercise of stock options	54,280	38,310
Stock issued for the Employee Stock Purchase Plan	17,940	17,313
Excess tax benefit realized from the exercise of stock options	16,045	13,668
Dividends paid to stockholders	(164,517)	(141,461)
Change in cash overdraft and other	2,846	(16,754)
Net cash used in financing activities	(240,111)	(218,101)

Change in cash	$(18,837)	$(16,825)
Cash – Beginning of period	69,561	86,386
Cash – End of period	$50,724	$69,561

See attached Notes.

Notes:

a)	On August 27, 2013, the Company announced its election to redeem all $215 million of its outstanding 7.125% senior subordinated notes originally due to mature in October 2018 (the "2018 Notes"). The 2018 Notes were redeemed in full on October 2, 2013 at a price of 103.563%. A loss on the early extinguishment of debt of $9.1 million ($5.6 million after tax, or $0.08 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs on the 2018 Notes was recognized in the three months ended December 31, 2013.

b)	During the three months ended September 30, 2013, the Company recognized a $1.5 million ($0.02 per diluted share) tax benefit related to a change in a state income tax law, allowing the Company to utilize additional net operating loss carryforwards. During the three months ended March 31, 2014, the Company recognized $1.8 million ($0.02 per diluted share) of tax benefits related to enacted changes in state income tax rates.

c)	During the current year, the Company issued $300 million of 3.65% senior notes maturing on July 15, 2024 and repaid its maturing $400 million of 4.50% senior notes. During the prior year, the Company repaid its $215 million 2018 Notes (Note a) and its maturing $300 million of 2.85% senior notes, primarily through the use of proceeds from commercial paper issuances under the Company’s $1 billion commercial paper program supported by its Credit Facility.

d)	Business segment information for the Company's Distribution and All Other Operations business segments is presented in the following tables. Amounts in the "Eliminations and Other" column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company's All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reported expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the "Eliminations and Other" column.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2015				March 31, 2014
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$696,959	$133,802	$(6,406)	$824,355	$688,932	$121,006	$(6,689)	$803,249
Hardgoods	476,563	806	(1)	477,368	463,676	905	-	464,581
Total net sales	1,173,522	134,608	(6,407)	1,301,723	1,152,608	121,911	(6,689)	1,267,830

Cost of products sold (excluding depreciation)	517,884	71,525	(6,407)	583,002	515,195	62,843	(6,689)	571,349
Selling, distribution and administrative expenses	440,394	46,783	-	487,177	423,386	43,928	1,192	468,506
Depreciation	69,655	6,704	-	76,359	63,832	6,207	-	70,039
Amortization	6,854	801	-	7,655	6,637	1,067	-	7,704
Operating income	$138,735	$8,795	$-	$147,530	$143,558	$7,866	$(1,192)	$150,232

	(Unaudited)				(Unaudited)
	Year Ended				Year Ended
	March 31, 2015				March 31, 2014
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$2,823,297	$556,941	$(29,219)	$3,351,019	$2,717,272	$539,954	$(30,404)	$3,226,822
Hardgoods	1,950,192	3,681	(7)	1,953,866	1,841,518	4,200	(3)	1,845,715
Total net sales	4,773,489	560,622	(29,226)	5,304,885	4,558,790	544,154	(30,407)	5,072,537

Cost of products sold (excluding depreciation)	2,092,466	292,635	(29,226)	2,355,875	1,996,065	281,916	(30,407)	2,247,574
Selling, distribution and administrative expenses	1,792,116	186,558	-	1,978,674	1,705,408	176,289	7,426	1,889,123
Depreciation	272,200	25,510	-	297,710	252,329	23,132	-	275,461
Amortization	27,373	3,975	-	31,348	25,512	4,333	-	29,845
Operating income	$589,334	$51,944	$-	$641,278	$579,476	$58,484	$(7,426)	$630,534

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share

Reconciliations of adjusted earnings per diluted share:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2015	2014	2015	2014
Earnings per diluted share	$1.15	$1.17	$4.85	$4.68
Loss on the extinguishment of debt	-	-	-	0.08
State income tax benefits	-	(0.02)	-	(0.04)
Adjusted earnings per diluted share	$1.15	$1.15	$4.85	$4.72

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of benefits from the changes in state income tax rates and law, and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	March 31,
(In thousands)	2015	2014

Operating income - trailing four quarters	$641,278	$630,534

Average of total assets	$5,906,752	$5,676,227
Average of current liabilities (exclusive of debt)	(553,651)	(526,939)
Average capital employed	$5,353,101	$5,149,288

Return on capital	12.0%	12.2%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Year Ended
	March 31,
(In thousands)	2015	2014

Net cash provided by operating activities	$718,037	$744,860

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	17,940	17,313
Excess tax benefit realized from the exercise of stock options	16,045	13,668
Adjusted cash from operations	752,022	775,841

Capital expenditures	(468,789)	(354,587)

Adjustments to capital expenditures:
Proceeds from sales of fixed assets	23,083	15,483
Operating lease buyouts	3,159	4,420
Adjusted capital expenditures	(442,547)	(334,684)

Free cash flow	$309,475	$441,157

Net cash used in investing activities	$(496,763)	$(543,584)
Net cash used in financing activities	$(240,111)	$(218,101)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczely@airgas.com
or
Media Contact:
Sarah Boxler, 610-263-8260
sarah.boxler@airgas.com